EX-99.B(a)


                        PBHG INSURANCE SERIES FUND, INC.

                              ARTICLES OF AMENDMENT


     PBHG Insurance Series Fund, Inc., a Maryland corporation (the "Corporation"), having its principal office in the City of Baltimore, testifies that:

     FIRST: The charter of the Corporation is hereby amended by changing the name of the "PBHG Large Cap Value Fund" to the "PBHG Select Value Fund."

     SECOND: The foregoing amendment was approved by a majority of the entire Board of Directors of the Corporation and is limited to a change expressly permitted by Section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by the stockholders.

     THIRD: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940

     FOURTH: The undersigned Vice President of the Corporation acknowledges that these Articles of Amendment to be the corporate act of the Corporation and as to all matter or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects under the penalties for perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by one of its Vice Presidents and its corporate seal to be affixed and attested to by its Secretary on this ___ day of February, 2000.



ATTEST:                                     PBHG INSURANCE SERIES
                                            FUND, INC.


------------------------                    -----------------------------
John M. Zerr, Secretary                     Meghan Mahon, Vice President

                                                     (SEAL)